Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

RADIOSHACK CORP. NAMES DORVIN LIVELY

CHIEF FINANCIAL OFFICER, CHIEF ADMINISTRATIVE OFFICER

FORT WORTH, Texas, Aug. 15, 2011 — RadioShack Corp. today announced the appointment of Dorvin D. Lively, a 30-year veteran of corporate finance and the retail and consumer-products industries, as executive vice president, chief financial officer and chief administrative officer, effective immediately.

Mr. Lively, 53, joins RadioShack from Ace Hardware Corp., a 4,500-store national chain, where he served as senior vice president and chief financial officer from March 2008 to December 2010, and executive vice president and chief financial officer since December 2010. At Ace Hardware, Mr. Lively was responsible for all financial operations, the field sales force, category management for retail operations and retail training methods and processes.

“Dorvin is a welcome addition to the RadioShack executive team,” said Jim Gooch, RadioShack’s president and chief executive officer. “Because of his deep experience in retail and consumer goods, he will bring a valuable perspective as RadioShack pursues strategies in mobility, retail services and other growth platforms.”

At RadioShack, Mr. Lively will be responsible for the Company’s finance, treasury, financial planning, investor relations, corporate communications, real estate, supply chain and dealer functions.

“This is a terrific opportunity to join one of the great brand names in retailing at an exciting time of new strategic focus and opportunity,” Mr. Lively said.

Before joining Ace Hardware, Mr. Lively held a range of positions and responsibilities in corporate finance at various retail and consumer-products companies. From 2004 to 2008, he served as executive vice president and chief financial officer for Maidenform Brands, Inc., where he led the company through its initial public offering, implemented strong internal controls according to Sarbanes-Oxley requirements, and established a diversified outsourcing model for manufacturing.

Mr. Lively was senior vice president and corporate controller for Toys R Us, Inc., from 2001 to 2004 and vice president and corporate controller for Readers Digest Association, Inc. from 1998 to 2001. Earlier in his career he served as vice president, chief financial officer and corporate secretary of Silverado Foods, Inc. He began his corporate career at Pepsi-Cola International Limited (U.S.A.) after working as a senior audit manager for the former Arthur Andersen LLP.

Mr. Lively earned his bachelor’s degree from the University of Arkansas in 1980. He is a member of the American Institute of CPAs and the Society of CPAs in Oklahoma and Arkansas.

About RadioShack Corporation

RadioShack (NYSE: RSH) is a leading national retailer of innovative mobile technology products and services, as well as products related to personal and home technology and power supply needs. The Shack® offers consumers a targeted assortment of wireless phones and other electronic products and services from leading national brands, exclusive private brands and major wireless carriers, all within a comfortable and convenient shopping environment. RadioShack employs approximately 33,000 people globally, including a team of friendly and helpful sales experts who are recognized for delivering the best customer service in the wireless industry. RadioShack’s retail network includes approximately 4,675 company-operated stores in the United States and Mexico, more than 1,475 wireless phone centers in the United States, and approximately 1,140 dealer outlets worldwide. For more information on RadioShack Corporation, please visit www.radioshackcorporation.com; to purchase items online, please visit www.radioshack.com. RadioShack® and The Shack® are registered trademarks licensed by RadioShack Corporation.

Analysts and investors contact:

Molly R. Salky

molly.salky@radioshack.com

817.415.3189

News media contact:

media.relations@radioshack.com

817.415.3300

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